Exhibit 99.1

International Rectifier Reports First Quarter Fiscal Year 2014 Results

EL SEGUNDO, Calif.—(BUSINESS WIRE)—October 30, 2013— International Rectifier Corporation (NYSE:IRF) today announced financial results for the first quarter (ended September 29, 2013) of its fiscal year 2014.  Revenue was $269.8 million, a 2.4% decrease compared to $276.5 million in the prior quarter (which was a 14-week quarter ended June 30, 2013) and a 7% increase from $252.5 million in the prior year quarter. GAAP net income for the first quarter was $8.7 million, or $0.12 per fully diluted share compared to GAAP net loss of $6.1 million, or $0.09 per fully diluted share, in the prior quarter and GAAP net loss of $28.8 million, or $0.42 per fully diluted share in the prior year quarter.

“First quarter revenue and gross margin exceeded our guidance, as all of our business segments performed above expectations led by the industrial, automotive and high performance computing end markets,” stated President and Chief Executive Officer Oleg Khaykin. “In addition, both operating and net income grew significantly and we increased our cash balance by $23.5 million.  Design win activity was strong and our technology remained particularly well positioned for future growth in the server market with digital power management, automotive IGBTs for hybrid and electric vehicles and power modules for the industrial and appliance end markets.”

GAAP gross margin for the first quarter was 35.3% compared to 30% in the prior quarter and 27.9% in the prior year quarter. GAAP operating income for the first quarter was $16.4 million compared to operating income of $237 thousand in the prior quarter and an operating loss of $20.8 million in the prior year quarter.

Cash, cash equivalents and marketable investments increased $23.5 million and totaled $479 million at the end of the first quarter, including restricted cash of $1.4 million.

Cash provided by operating activities for the quarter was $24.8 million and free cash flow was $12.9 million.

Non-GAAP Results

Non-GAAP net income for the first quarter was $15.1 million, or $0.21 per fully diluted share compared to non-GAAP net loss of $1.2 million, or $0.02 per fully diluted share in the prior quarter and non-GAAP net loss of $13.9 million, or $0.20 per fully diluted share in the prior year quarter.

Non-GAAP gross margin for the first quarter was 35.5% compared to non-GAAP gross margin of 30.2% in the prior quarter and non-GAAP gross margin of 28.3% in the prior year quarter.  Non-GAAP operating income for the first quarter was $19.8 million, or 7% of revenue, compared to non-GAAP operating income of $4.5 million in the prior quarter and non-GAAP operating loss of $9.3 million in the prior year quarter.

The non-GAAP results the Company provides exclude the effects of accelerated depreciation, asset impairment, inventory write-offs associated with our El Segundo fab closure, restructuring costs, severance costs, impairment of goodwill, amortization of intangibles, the associated net tax effects of these items, and discrete tax provisions and benefits. The Company excludes any tax provisions (benefits) that are not directly related to ongoing operations and which are either isolated or cannot be expected to occur again with any regularity or predictability.

A reconciliation of these non-GAAP measures to the Company’s reported net income (loss), gross margin (referred to as gross profit in attached schedules) and operating income (loss) in accordance with U.S. GAAP are set forth in the attached schedules below.

December Quarter Outlook

Mr. Khaykin noted: “Looking ahead to the December quarter, we see a slight decline in our business driven by lower customer demand and year-end customer inventory adjustments.  As a result, we currently expect revenue for the December quarter to range between $260 million to $270 million.

Despite a seasonally weaker December quarter, we remain optimistic about calendar year 2014 as booking levels remain steady, inventory levels at our customers are lean and new design wins continue to ramp.”

The following table outlines International Rectifier’s current December quarter outlook on a GAAP basis and a non-GAAP basis, based on certain anticipated excluded items:

	GAAP	Excluded Items	Non-GAAP
Revenue	$260 to $270 million		$260 to $270 million

Gross margin	34.3% to 35.3%	0.2% for accelerated depreciation	34.5% to 35.5%

Operating Expenses

Research & development expense	$31 to $32 million		$31 to $32 million

Sales general & administrative expense	$44 to $45 million		$44 to $45 million

Asset impairment, restructuring and other charges	$1 to $1.5 million	$1 to $1.5 million

Amortization of acquisition related intangibles	$1.6 million	$1.6 million

Other Expense, net	$1 million		$1 million

Tax	$4.5 to $5.5 million Benefit	Approximately $9 million due primarily from release of tax reserves	$3.5 to $4.5 million Expense

Segment Table Information/Customer Segments

The business segment tables included with this release for the Company’s fiscal quarters ended September 29, 2013, June 30, 2013 and September 23, 2012, respectively, reconcile revenue and gross margin for the Company’s segments to the consolidated total amounts of such measures for the Company.

Quarterly Report on Form 10-Q

The Company expects to file its Quarterly Report on Form 10-Q for the first quarter of the 2014 fiscal year with the Securities and Exchange Commission on Thursday, October 31, 2013. This financial report will be available for viewing and download at http://investor.irf.com.

NOTE:  A conference call will begin today at 2:00 p.m. Pacific time. CEO Oleg Khaykin and CFO Ilan Daskal will discuss the company’s September quarter results and December quarter outlook. All participants, both in the U.S. and international, may join the call by dialing 706-679-3195 by 1:55 p.m. Pacific time.  In order to join this conference call, participants will be required to provide the Conference Passcode: “International Rectifier”.  Participants may also listen over the Internet at http://investor.irf.com. To listen to the live call, please go to the web site at least 15 minutes early to register, download, and install any necessary audio software.

A recorded replay of this call will be available from approximately 6:00 p.m. Pacific time on Wednesday, October 30 through Wednesday, November 6, 2013. To listen to the replay by phone, call 855-859-2056 or 404-537-3406 for international callers and enter reservation number 40285254. To listen to the replay over the Internet, please go to http://investor.irf.com. The live call and replay will also be available on www.streetevents.com.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate.  These forward-looking statements involve risks, uncertainties and assumptions.  When we use words such as “believe,” “expect,” “anticipate,” “will”, “outlook” or similar expressions, we are making forward-looking statements.  Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct.  The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control.  Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, lower than expected demand or greater than expected order cancellations arising from a decline or volatility in general market and economic; reduced margins from lower than expected factory utilization, higher than expected costs and customer shifts to lower margin products; changes in the timing or amount of costs associated with, or disruptions caused by, our restructuring initiatives; our ability to implement our restructuring initiatives as planned and achieve the anticipated benefits, which may be affected by, among other things: customer requirements, changes in business conditions and/or operational needs, retention of key employees, governmental regulations, delays and increased costs; unexpected costs or delays in implementing our plans to secure and qualify external manufacturing capacity for our products, including the purchase and installation of additional manufacturing equipment and the construction of our new wafer thinning manufacturing facility in Singapore; the effects of longer lead times for certain products on meeting demand and any inability by us to satisfy or to timely satisfy customer demand; the effects of manufacturing quality issues and customer claims; the adverse impact of regulatory, investigative and legal actions; increased competition in the highly competitive semiconductor business that could adversely affect the prices of our products or our ability to secure additional business; the effects of manufacturing, operational and vendor disruptions, and capacity restrictions imposed by our vendors; unexpected delays and disruptions in our supply, manufacturing and delivery efforts due to, among other things, supply constraints, equipment malfunction or natural disasters; delays in launching new technology products; our ability to maintain current intellectual property licenses and obtain new intellectual property licenses; costs arising from pending and threatened litigation or claims; volatility or deterioration of capital markets; the effects of natural disasters; and other uncertainties disclosed in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its most recent report on Form 10-K.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	September 29, 2013	June 30, 2013	September 23, 2012
Revenues	$269,750	$276,453	$252,492
Cost of sales	174,439	193,386	181,951
Gross profit	95,311	83,067	70,541

Selling, general and administrative expense	43,750	46,348	47,295
Research and development expense	32,173	32,643	33,449
Amortization of acquisition-related intangible assets	1,630	1,630	1,680
Asset impairment, restructuring and other charges	1,402	2,209	8,966
Operating income (loss)	16,356	237	(20,849)
Other expense, net	762	421	1,008
Interest expense (income), net	(1)	33	(32)
Income (loss) before income taxes	15,595	(217)	(21,825)
Provision for income taxes	6,872	5,861	6,950
Net income (loss)	$8,723	$(6,078)	$(28,775)

Net income (loss) per common share—basic	$0.12	$(0.09)	$(0.42)
Net income (loss) per common share—diluted	$0.12	$(0.09)	$(0.42)

Average common shares outstanding—basic	70,830	69,785	69,283
Average common shares and potentially dilutive securities outstanding—diluted	71,664	69,785	69,283

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 29, 2013	June 30, 2013	September 23, 2012
ASSETS
Current assets:
Cash and cash equivalents	$468,120	$443,490	$279,815
Restricted cash	629	611	616
Short-term investments	10,005	11,056	75,777
Trade accounts receivable, net of allowances	151,702	137,762	151,556
Inventories	243,754	232,315	283,516
Current deferred tax assets	5,002	4,948	5,251
Prepaid expenses and other current assets	35,040	33,002	34,347
Total current assets	914,252	863,184	830,878
Restricted cash	739	738	940
Long-term investments	—	—	10,048
Property, plant and equipment, net	419,289	423,338	465,501
Goodwill	52,149	52,149	52,149
Acquisition-related intangible assets, net	20,293	21,923	26,896
Long-term deferred tax assets	29,402	32,792	38,118
Other assets	61,341	59,088	62,393
Total assets	$1,497,465	$1,453,212	$1,486,923
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$88,521	$89,312	$66,342
Accrued income taxes	2,033	949	—
Accrued salaries, wages and commissions	40,980	39,719	44,008
Other accrued expenses	79,456	78,414	75,745
Total current liabilities	210,990	208,394	186,095
Long-term deferred tax liabilities	8,649	8,970	7,692
Other long-term liabilities	24,709	24,530	37,343
Total liabilities	244,348	241,894	231,130
Commitments and contingencies
Stockholders’ equity:
Common shares	77,287	76,590	75,322
Capital contributed in excess of par value	1,081,889	1,067,841	1,042,962
Treasury stock, at cost	(113,175)	(113,175)	(113,175)
Retained earnings	210,588	201,865	261,910
Accumulated other comprehensive loss	(3,472)	(21,803)	(11,226)
Total stockholders’ equity	1,253,117	1,211,318	1,255,793
Total liabilities and stockholders’ equity	$1,497,465	$1,453,212	$1,486,923

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	September 29, 2013 (Unaudited)	June 30, 2013 (Unaudited)	September 23, 2012 (Unaudited)
Cash flows from operating activities:
Net income (loss)	$8,723	$(6,078)	$(28,775)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	22,073	22,625	22,687
Amortization of acquisition-related intangible assets	1,630	1,630	1,680
Loss (gain) on disposal of fixed assets	15	703	(84)
Stock compensation expense	6,862	5,146	5,739
Gain on sale of investments	(36)	—	—
Provision for bad debts	—	4	2
Provision for inventory write-downs	1,615	5,142	5,335
Impairment of long-lived assets	—	1	—
Loss on derivatives	362	469	2,210
Deferred income taxes	4,997	5,769	5,357
Excess tax benefit from stock-based awards	—	—	(1)
Changes in operating assets and liabilities, net	(21,194)	21,657	(5,119)
Other	(237)	697	(2,492)
Net cash provided by operating activities	24,810	57,765	6,539
Cash flows from investing activities:
Additions to property, plant and equipment	(11,918)	(11,681)	(21,986)
Proceeds from sale of property, plant and equipment	25	—	118
Sale of investments	36	—	—
Maturities of investments	1,000	4,000	3,000
Purchase of investments	—	—	(9,979)
Release from (addition to) restricted cash	8	2	(4)
Net cash used in investing activities	(10,849)	(7,679)	(28,851)
Cash flows from financing activities:
Proceeds from exercise of stock options	8,972	11,132	663
Excess tax benefit from stock-based awards	—	—	1
Purchase of treasury stock	—	—	(5,210)
Net settlement of restricted stock units for tax withholdings	(1,089)	(3,972)	(980)
Net cash provided by (used in) financing activities	7,883	7,160	(5,526)
Effect of exchange rate changes on cash and cash equivalents	2,786	(750)	2,230
Net increase (decrease) in cash and cash equivalents	24,630	56,496	(25,608)
Cash and cash equivalents, beginning of period	443,490	386,994	305,423
Cash and cash equivalents, end of period	$468,120	$443,490	$279,815

For the three months ended September 29, 2013, June 30, 2013, and September 23, 2012, revenue and gross margin by reportable segments were as follows (in thousands, except percentages):

	Three Months Ended
	September 29, 2013			June 30, 2013			September 23, 2012
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power management devices	$101,966	37.8%	30.9%	$108,453	39.2%	28.8%	$90,826	36.0%	20.4%
Energy saving products	50,497	18.7	32.8	52,142	18.9	19.2	44,455	17.6	14.1
Automotive products	36,463	13.5	32.4	36,337	13.1	25.1	28,838	11.4	10.4
Enterprise power	32,249	12.0	37.4	29,355	10.6	30.1	37,809	15.0	38.0
HiRel	48,333	17.9	47.9	49,802	18.0	47.3	48,416	19.2	55.5
Customer segments total	269,508	99.9	35.3	276,089	99.9	30.0	250,344	99.1	27.6
Intellectual property	242	0.1	100.0	364	0.1	100.0	2,148	0.9	69.3
Consolidated total	$269,750	100.0%	35.3%	$276,453	100.0%	30.0%	$252,492	100.0%	27.9%

For the three months ended September 29, 2013, June 30, 2013, and September 23, 2012, stock-based compensation were as follows (in thousands):

	Three Months Ended
	September 29, 2013	June 30, 2013	September 23, 2012
Cost of sales	$1,248	$1,091	$1,159
Selling, general and administrative expense	3,527	2,455	3,160
Research and development expense	2,087	1,600	1,420
Total stock-based compensation expense	$6,862	$5,146	$5,739

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

NON-GAAP RESULTS

(In thousands, except per share and gross profit-percentage data)

Reconciliation of GAAP to Non-GAAP Gross Profit:

	Three Months Ended
	September 29, 2013	June 30, 2013	September 23, 2012
GAAP Gross profit	$95,311	$83,067	$70,541

Adjustments to reconcile GAAP to Non-GAAP gross profit:
Accelerated depreciation	427	417	491
Inventory write-downs related to fab closure	—	—	398
Non-GAAP gross profit	$95,738	$83,484	$71,430
Non-GAAP gross profit-percentage	35.5%	30.2%	28.3%

Reconciliation of GAAP to Non-GAAP Operating Income (Loss):

	Three Months Ended
	September 29, 2013	June 30, 2013	September 23, 2012
GAAP Operating income (loss)	$16,356	$237	$(20,849)

Adjustments to reconcile GAAP to Non-GAAP operating income (loss):
Accelerated depreciation	427	417	491
Inventory write-downs related to fab closure	—	—	398
Amortization of acquisition-related intangible assets	1,630	1,630	1,680
Asset impairment, restructuring and other charges	1,402	2,209	8,966
Non-GAAP operating income (loss)	$19,815	$4,493	$(9,314)

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

NON-GAAP RESULTS

(In thousands, except per share and gross profit-percentage data)

Reconciliation of GAAP to Non-GAAP Net Income (Loss):

	Three Months Ended
	September 29, 2013	June 30, 2013	September 23, 2012
GAAP Net Income (Loss)	$8,723	$(6,078)	$(28,775)

Adjustments to reconcile GAAP to Non-GAAP net income (loss):
Accelerated depreciation	427	417	491
Amortization of acquisition-related intangible assets	1,630	1,630	1,680
Asset impairment, restructuring and other charges	1,402	2,209	8,966
Tax expense of discrete items and other tax adjustments	2,962	664	3,300
Non-GAAP net income (loss)	$15,144	$(1,158)	$(13,940)

GAAP net income (loss) per common share — basic	$0.12	$(0.09)	$(0.42)
Non-GAAP adjustments per above	0.09	0.07	0.22
Non-GAAP net income (loss) per common share—basic	$0.21	$(0.02)	$(0.20)

GAAP net income (loss) per common share — diluted	$0.12	$(0.09)	$(0.42)
Non-GAAP adjustments per above	0.09	0.07	0.22
Non-GAAP net income (loss) per common share—diluted	$0.21	$(0.02)	$(0.20)

Average common shares outstanding—basic	70,830	69,785	69,283
Average common shares and potentially dilutive securities outstanding—diluted	71,664	69,785	69,283

We provide non-GAAP net income and non-GAAP net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. These supplemental measures exclude, among other things, accelerated depreciation, inventory write-offs related to fab closures, severance, impairment of goodwill, charges related to the amortization of acquisition-related intangible assets, the impact of asset impairment, restructuring and other charges. We also exclude tax provisions (benefits) that are not directly related to ongoing operations and which are either isolated or cannot be expected to occur again with any regularity or predictability in addition to tax adjustments related to non-GAAP operating income (loss) adjustments.

We use non-GAAP measures to evaluate the performance of our core businesses and to estimate future core performance. Since we find these measures to be useful, we believe that investors will benefit from seeing non-GAAP measures in addition to seeing our GAAP results. This information facilitates our internal comparisons to our historical operating results as well as to the operating results of our competitors.

Our management recognizes that items such as amortization of intangibles and asset impairment, restructuring and other charges can have a material impact on our cash flows and/or our net income. Our GAAP financial statements including our statement of cash flows portray those effects. Although we believe it is useful for investors to see core performance free of non-GAAP adjustments, investors should understand that the excluded items can be expenses and charges that impact the Company’s total cash balance. To gain a complete picture of all effects on the Company’s profit and loss from any and all events, management does (and investors should) consider only the GAAP income statement and the other financial measures. The non-GAAP numbers focus instead upon the core business of the Company, which is only a subset, albeit an important one, of the Company’s performance, and should not be relied upon by investors.

Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures. They should be read in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different (and contain different inclusions and exclusions as compared to GAAP information) from the non-GAAP information provided by other companies and therefore are not being provided for the purpose of comparisons with other companies.

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Company contact:

Investors

Chris Toth

310.252.7731

Media

Sian Cummins

310.252.7148